Exhibit 99

CyberOptics Reports Sequential and Year-Over-Year
Improvements in Fourth Quarter 2005 Sales, Earnings and Backlog

Minneapolis, MN—February 15, 2006—CyberOptics Corporation (Nasdaq: CYBE) today reported consolidated sales of $12,122,000 for the fourth quarter of 2005 ended December 31, an increase of 17% from $10,339,000 in the third quarter and also up from $11,228,000 in the year-earlier period. Fourth quarter net income came to $5,202,000 or $0.58 per diluted share, which included non-cash income of $3,672,000 from the reversal of our valuation allowance on deferred tax assets, up from reported earnings of $626,000 or $0.07 per diluted share in the third quarter and $794,000 or $0.09 per diluted share in last year’s fourth quarter. Both revenue and earnings per share, excluding the impact of fourth quarter tax adjustments, exceeded the previously issued guidance for this period.

CyberOptics’ outlook for continued profitability was a significant factor in the decision to reverse the valuation allowance for deferred income taxes, which was established in 2002. As a result of the valuation allowance reversal, we expect to record income tax expense at a full rate, approximating an effective rate of 36%, starting in the first quarter of 2006.

For full-year 2005, consolidated sales totaled $42,179,000, compared to $58,037,000 in 2004. Net income came to $7,150,000 or $0.79 per diluted share, which includes the non-cash income from the reversal of the valuation allowance on deferred taxes, compared to reported earnings of $10,626,000 or $1.18 per diluted share in 2004.

Kathleen P. Iverson, president and chief executive officer, commented: “The sequential and year-over-year improvements in sales and earnings were driven by growing demand for both new and existing products. CyberOptics’ electronic assembly sensor products benefited from increased sales to both of our primary OEM customers, as well as our new incremental OEM customer, DEK. In addition, our inspection systems products continued to benefit from strong sales of the new SE 300 Ultra solder paste inspection system, which, we believe, has further strengthened our industry-leading position in this market.”

Iverson continued: “Reflecting the continued strengthening of our targeted capital equipment markets, order bookings were robust during the fourth quarter, totaling $15,011,000, up 58% from $9,503,000 in the third quarter. We ended the quarter with an order backlog of $6,901,000, up from $4,012,000 at the end of the third quarter. As a result, we expect to start 2006 on a solid footing. For the first quarter of 2006 ending March 31, we are forecasting earnings of $0.09 to $0.12 per diluted share on sales of $13.0 to $14.0 million. This guidance was reduced by approximately $.02 per share of stock compensation expenses, due to our required adoption of SFAS No. 123(R), “Share Based Payment”, and includes income tax expense at an approximate 36% rate. Our effective tax rate for the first quarter of 2005 was 24%. Our guidance also reflects the impact of higher operating expenses as we push forward with important R&D programs, other growth-related initiatives, and higher incentive compensation expense due to our anticipated improved performance.”

Steven K. Case, Ph.D., chairman and founder, added: “The past year was an important period for CyberOptics from the standpoint of new product introductions. In addition to the SE 300 Ultra, we introduced: a fiducial/inspection camera for DEK International’s industry-leading line of SMT solder paste screen printers; the WaferSense™auto leveling sensor for the semiconductor market; and the EPV 5 sensor for retrofitting the robotic assembly equipment of a major OEM with our embedded process verification technology. Last month, we also introduced our next-generation automated optical inspection (AOI) system, the Flex Ultra, which features significantly higher image resolution, increased process speed and greater reliability than the AOI system it is replacing. Work is currently under way on additional WaferSense products, and we are continuing development of our EPV technology with the goal of pursuing OEM customers. We believe these new products have positioned CyberOptics to capitalize upon strengthening conditions in our global capital equipment markets.”

CyberOptics ended the fourth quarter of 2005 with cash and marketable securities of $41,140,000, up from $39,529,000 at the end of the third quarter and $40,284,000 at the end of 2004. Substantially all of this cash increase was generated from internal operations.

About CyberOptics
Founded in 1984, CyberOptics is a recognized leader in process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts operations in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Jeffrey A. Bertelsen, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
904/415-1415

Fourth Quarter Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the conference call can be heard through February 23, 2006 by dialing 303-590-3000 and providing the 11053047 confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2005	2004	2005	2004
Revenue	$12,122	$11,228	$42,179	$58,037
Cost of revenue	5,714	4,954	19,107	23,910

Gross margin	6,408	6,274	23,072	34,127
Research and development expenses	1,923	1,904	7,095	7,623
Selling, general and administrative expenses	3,066	3,351	12,044	13,102
Restructuring and serverance costs	—	—	—	169
Amortization of intangibles	207	220	829	908

Income from operations	1,212	799	3,104	12,325
Interest income and other	280	97	951	343

Income before income taxes	1,492	896	4,055	12,668
Provision (benefit) for income taxes	(3,710)	102	(3,095)	2,042

Net income	$5,202	$794	$7,150	$10,626

Net income per share – Basic	$0.58	$0.09	$0.80	$1.23
Net income per share – Diluted	$0.58	$0.09	$0.79	$1.18

Weighted average shares outstanding – Basic	8,912	8,821	8,882	8,629
Weighted average shares outstanding – Diluted	9,036	9,003	9,026	9,003

Condensed Consolidated Balance Sheets	Dec. 31, 2005 (Unaudited)	Dec. 31, 2004

Assets
Cash and cash equivalents	$20,193	$25,416
Marketable securities	15,607	5,537
Accounts receivable, net	9,775	7,424
Inventories	7,512	7,178
Other current assets	924	511
Deferred tax assets	1,942	—

Total current assets	55,953	46,066

Marketable securities	5,340	9,331
Intangible and other assets, net	6,593	8,706
Fixed assets, net	1,378	993
Deferred tax assets	3,763	—

Total assets	$73,027	$65,096

Liabilities and Stockholders’ Equity
Accounts payable	$2,633	$1,543
Accrued expenses	4,204	5,602

Total current liabilities	6,837	7,145

Total stockholders’ equity	66,190	57,951

Total liabilities and stockholders’ equity	$73,027	$65,096

Backlog Schedule:
1st Quarter 2006		$6,687
2nd Quarter 2006 and thereafter		214

Total backlog		$6,901